EXHIBIT 99.1


NEWS COPY                                                 INFORMATION CONTACT:
                                                          John S. Hastings
FOR IMMEDIATE RELEASE                                     (314) 719-1831


             JAMES N. MILLS STEPS DOWN AS CEO OF INTERNATIONAL WIRE


   Successor is David M. Sindelar, Long-Time Business Partner and Current CFO

         ST. LOUIS, JULY 16, 2001 - James N. Mills announced today that, effective immediately, he will step down as Chief Executive Officer of International Wire Holding Company and of its operating company, International Wire Group, Inc. Mr. Mills, 63, will remain Chairman of the Board of International Wire Holding Company. David M. Sindelar, currently Senior Vice President and Chief Financial Officer of International Wire Holding and International Wire Group, will assume the new responsibilities and title of Chief Executive Officer of both companies.

         "It has been a great honor to serve as the CEO of International Wire since its inception in 1992," Mills stated. "I have had the opportunity to mentor David Sindelar over the past 15 years. David is an outstanding executive who understands International Wire and its markets well. During his tenure at International Wire, he has clearly demonstrated the characteristics necessary to become CEO. David is a leader with the intellect, commitment and energy needed to manage a global corporation. He has the strong support of the directors and I am delighted with his selection to lead International Wire."

         "I am grateful to International Wire's Board and to Jim for their confidence in my abilities," Sindelar said. "I will continue the emphasis on major growth initiatives and will look to create new market opportunities. Jim and I have a great relationship and I am pleased that he will continue as Chairman of the Board to provide counsel."

         In addition to his duties as Chairman of the Board of International Wire Holding, Mr. Mills shall continue as the Chairman of Viasystems Group, Inc., LLS Corp. and as the Chairman and CEO of Mills & Partners.

         This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon International Wire's current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer

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orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in the company's filings with the Securities and Exchange Commission.

         International Wire is a leading designer, manufacturer and marketer of bare and tinplated copper wire, and insulated copper wire. International Wire's products include a broad spectrum of copper wire configurations with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the appliance, computer and data communications, automotive and industrial equipment industries. International Wire believes that is the largest independent supplier of its primary products to the end markets it serves. The company manufactures its products in over 30 facilities strategically located in the United States, Italy and the Philippines. International Wire continues to strengthen its market position through expanded sales efforts and acquisition and continues to improve its manufacturing capacity and production efficiencies.

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